Exhibit 23.2

KPMG LLP
Suite 700
20 Pacifica
Irvine, CA 92618-3391

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 18, 2019, with respect to the consolidated financial statements of Newegg Inc. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Irvine, California

December 10, 2021